Exhibit 99
Media Contact:
Rose Maltby
281-406-2212
FOR IMMEDIATE RELEASE
Investor Contact:
Richard Bajenski
281-406-2030
Parker Drilling Reports 2009 Third Quarter Earnings of $0.06 Per Share;
Adjusted EPS of $0.04, Excluding Non-Routine Items
HOUSTON, November 3, 2009 — Parker Drilling (NYSE: PKD), a global drilling contractor and service provider, today reported results for the quarter ended Sept. 30, 2009, including net income of $7.1 million or $0.06 per diluted share on revenues of $181.4 million, compared to net income of $17.8 million or $0.16 per diluted share on revenues of $227.5 million for the prior year’s third quarter. Excluding the effect of non-routine items, the Company reported 2009 third quarter net income of $4.4 million or $0.04 per diluted share, compared to similarly adjusted 2008 third quarter net income of $21.6 million or $0.19 per diluted share.
“The results of this past quarter reflect the harsh conditions that prevailed in many of our markets as well as the durability and resilience of the Company’s strategy, business balance and geographic diversity,” said executive chairman Robert L. Parker Jr. “Through cost management actions we were able to moderate the adverse effects on our operations’ results while employing our business strategy to advance our competitive position and strengthen our business.”
Third Quarter Highlights:
•	Revenues of $181.4 million were 20 percent below the prior year’s third quarter revenues of $227.5 million. Increased revenues related to project management and construction contracts partially offset declines in worldwide drilling and tool rental revenues;

•	Gross margin as a percent of revenues increased for International Drilling and Project Management and Engineering Services, compared to the prior year’s third quarter. These improvements partially offset lower gross margin profitability from Parker’s U.S. Barge Drilling and Rental Tools operations;

•	The U.S. Barge Drilling segment recorded a positive gross margin for the third quarter, and improved its year-to-date gross margin to better-than-breakeven. This is a notable achievement in the industry, which has experienced a severe downturn in activity and declining dayrates;

•	Parker successfully completed the sealift of the BP-owned “Liberty” rig to its operating site off Alaska’s North Slope and has initiated rig-up and commissioning activities. During the quarter Parker was awarded the operations and maintenance contract for the rig’s initial drilling program;

•	The construction of the two Parker-owned arctic land rigs continues on schedule for a 2010 deployment to the North Slope to begin drilling on five-year contracts for BP;

•	The Company achieved a better-than-industry average safety performance. Parker’s September year-to-date Total Recordable Incident Rate (TRIR) of 0.55 surpassed the Company’s 2008 industry-leading TRIR of 0.66.
“Our recent results reflect the severe industry downturn of the past several quarters,” said Mr. Parker. “The International Drilling, U.S. Gulf of Mexico Barge Drilling and Rental Tools segments experienced significant declines in revenues, compared to the prior year’s third quarter. This was caused by lower utilization for the international rig fleet, lower utilization and lower dayrates for the barge drilling operation, and price discounts for rental tools. Meanwhile, Project Management & Engineering Services revenues grew due to the long-term nature of our customers’ plans and programs; and Construction Contract revenues increased in line with progress on the Liberty rig. Each of these two operations achieved an increase in gross margin and gross margin as a percent of revenues.

“Despite these difficult and challenging market conditions, our operations overall were profitable, including the contribution from our barge drilling business which recorded a 19 percent gross margin as a percent of revenues this past quarter and has achieved a positive gross margin year-to-date.
“Business activity may have neared the bottom in the third quarter and there are tentative signs that improvement is underway,” continued Mr. Parker. “Our U.S. Gulf of Mexico barge rig utilization rate increased sequentially in each of the last two quarters, rental tool placements have risen, the number of tenders for international drilling contracts has grown and project management opportunities have expanded. There are still areas of concern — dayrates remain under pressure, tool rental rates are heavily discounted, and contract commitments are slow to develop. Overall, though, the outlook is slowly improving. I believe these are times of opportunity, when Parker Drilling can make competitive and strategic gains based on the strength of our operations and business relationships,” he concluded.
Financial Review
For the three months ended Sept. 30, 2009, Parker Drilling posted net income of $7.1 million, or $0.06 per diluted share, on revenues of $181.4 million, compared to net income of $17.8 million, or $0.16 per diluted share, on revenues of $227.5 million for the 2008 third quarter. Excluding the impact of non-routine items, adjusted net income for the 2009 third quarter was $4.4 million or $0.04 per diluted share, compared with 2008 third quarter adjusted net income of $21.6 million or $0.19 per diluted share. (The results for 2008 have been restated for the impact of the recently issued guidance related to accounting for convertible debt instruments). The results for the 2009 third quarter included non-routine net after-tax income of $2.7 million, or $0.02 per diluted share. This includes expenses related to previously disclosed investigations by the Department of Justice and the Securities and Exchange Commission regarding the Company’s utilization of the services of a customs agent in certain countries and an internal investigation regarding U.S. economic sanctions related to the Company’s operations in Turkmenistan and the write-off of a prepayment to an equipment supplier who went bankrupt. This was more than offset by income from the recovery of previously unutilized foreign tax credits. The results for the 2008 third quarter included non-routine net after-tax expense of $3.8 million, or $0.03 per diluted share, for non-routine items. (Details of the non-routine items are provided in the attached financial tables.)
U.S. Barge Drilling revenues for the 2009 third quarter declined 72 percent, to $12.4 million from $44.7 million for the 2008 third quarter, due to lower utilization and reduced dayrates for the Gulf of Mexico barge drilling fleet. International Drilling revenues fell 31 percent, to $64.0 million from $92.2 million, the result of lower average fleet utilization. Rental Tools revenues decreased 48 percent, to $23.9 million from $46.0 million, primarily from the decline in U.S. land and Gulf of Mexico shelf drilling activity and the impact of increased discounts. The declines were partially offset by increased demand for workover equipment, growing coverage in the active shale regions and additional offshore deep drilling accounts. Revenues for Project Management and Engineering Services increased 7 percent, to $25.9 million from $24.1 million, reflecting the contribution from a FEED (Front End Engineering & Design) study for a drilling package on the Arkutun-Dagi platform offshore Sakhalin Island, Russia and pre-operational revenues related to the BP-owned Liberty rig. Construction Contract segment revenues of $55.3 million, represents the Company’s progress on delivering, rigging-up and commissioning the Liberty rig.
Adjusted EBITDA, after non-routine items, for the 2009 third quarter was $38.1 million compared to $76.0 million in the 2008 third quarter. (Adjusted EBITDA is a non-GAAP financial measure. The calculations of adjusted EBITDA and reconciliation to the most directly comparable GAAP measure are provided in the attached financial tables).
International Drilling’s gross margin decreased 23 percent to $22.0 million from the prior year’s third quarter gross margin of $28.5 million. Gross margin as a percent of revenues was 34.4 percent in the 2009 third quarter compared to 31.0 percent in the prior year’s third quarter. The increase in gross margin percent was primarily the result of lower operating costs throughout the segment.

Project Management and Engineering Services’ gross margin for the 2009 third quarter increased significantly to $6.4 million from $2.6 million for the prior year’s third quarter. Gross margin as a percent of revenues was 24.9 percent for the 2009 third quarter compared to 11.0 percent in the prior year’s third quarter. Much of this improvement was due to the contribution from the Arkutun-Dagi platform and Liberty rig projects and a lower level of reimbursables in the current quarter.
U.S. Barge Drilling reported a gross margin of $2.3 million for the 2009 third quarter, the result of cost management actions and fleet deployment initiatives put in place to counter the low level of activity in the market. The third quarter performance is in line with the Company’s objective to enhance its position as the leading and preferred contractor in the U.S. Gulf of Mexico barge drilling market and achieve a better-than-breakeven cash flow for this segment this year.
The decline in gross margin for Rental Tools, to $11.7 million for the 2009 third quarter from $27.8 million for the prior year’s third quarter, reflected a decline in overall demand due to reduced drilling activity in the U.S. land market and Gulf of Mexico shelf. This led to competitive discounting of rental rates that has impacted the segment’s gross margin and gross margin as a percent of revenues.
For the first nine months of 2009, Parker reported a 7 percent decline in revenues, to $577.1 million from $617.5 million for the same period in the prior year. Adjusted EBITDA, excluding non-routine items, declined 37 percent, to $132.3 million from $210.0 million for the comparable period. Earnings per diluted share, excluding non-routine items, was $0.15, down from $0.56 for the same period of 2008.
Operations Review
•	Average utilization of international rigs, both land and barge rigs, for the 2009 third quarter was 61 percent, compared to 84 percent for the prior year’s third quarter and 68 percent for the 2009 second quarter. (Average utilization for each international region’s rig fleet by quarter is available in the “Rig Utilization Schedule” posted on Parker’s website under “Investor Relations” at ”Quarterly Support Materials”.)

•	The Company’s Americas region operated at 75 percent average utilization, with eight of ten rigs having worked during the period, including one rig that began work in September on a multi-well contract. Seven of the ten rigs in this region have commitments to work into 2010.

•	Parker’s twelve rigs located in the Commonwealth of Independent States / Africa Middle East (CIS / AME) region achieved average utilization of 69 percent, with nine rigs having worked during the period. Seven of the twelve rigs in the CIS / AME region are operating under contracts that extend beyond 2009.

•	The eight-rig Parker fleet located in the Asia Pacific region operated at 40 percent average utilization, with four of the eight rigs having worked during the period. One rig began work in August under a new term contract. While most contracts in this region are for short duration projects, three rigs are committed to programs that extend into 2010.
•	Average utilization for the Company’s Gulf of Mexico barge rigs for the 2009 third quarter was 33 percent, compared to 79 percent for the prior year’s third quarter and 30 percent for the 2009 second quarter. Currently, barge rig utilization is 53 percent. The Company’s barge dayrates in the Gulf of Mexico averaged $26,200 during the 2009 third quarter, compared to $39,900 per day in the 2008 third quarter and $29,800 per day in the 2009 second quarter. (Average dayrates for each classification of barge by quarter are available in the “Dayrates — GOM” schedule posted on Parker’s website under “Investor Relations” at “Quarterly Support Materials”.)

•	Rental tool revenues slowed in all the established regions, partially offset by business from our new operation in Pennsylvania, serving the Marcellus shale play. The greatest declines occurred in the regions serving primarily conventional oil or gas drilling operators while the downturn was less severe in the regions with major gas or oil shale plays, such as the Haynesville, Barnett, Fayetteville and Bakken shale areas.

•	In Project Management and Engineering Services, rig-up and commissioning of the BP-owned Liberty rig in Alaska was underway following the rig’s successful delivery to the satellite drilling island off the North Slope of Alaska. In addition, we continued work on the FEED study for the Arkutun-Dagi platform’s drilling package.
Capital expenditures for the three months ended Sept. 30, 2009 totaled $32.9 million, including $9.1 million for the construction of Parker’s two newbuild arctic land rigs for Alaska, and $5.4 million for tubular goods and other rental equipment.
At the end of the period total debt was $425.7 million and the Company’s total debt-to-capitalization ratio was 41.5 percent. Adjusted for the Company’s cash and cash equivalents balance of $94.4 million, Parker’s ratio of net-debt-to-net capitalization was 35.6 percent, compared to 31.6 percent at the end of 2008. The Company’s $50 million term loan began to amortize on Sept. 30, 2009 at $3.0 million per quarter. The remaining components of the Company’s debt do not mature until 2012 and 2013.
Conference Call
Parker Drilling has scheduled a conference call at 10:00 a.m. CST (11:00 a.m. EST) on Tuesday, November 3, 2009 to discuss 2009 third quarter results. Those interested in listening to the call by telephone may do so by dialing (480) 629-9722. Alternatively, the call can be accessed through the Investor Relations section of the Company’s Web site at http://www.parkerdrilling.com. A replay of the call will be available by telephone from November 3 through November 11 by dialing (303) 590-3030 and using the access code 4171242#, and for 12 months on the Company’s Web site.
This release contains certain statements that may be deemed to be “forward-looking statements” within the meaning of the Securities Acts. All statements, other than statements of historical facts, that address activities, events or developments that the Company expects, projects, believes or anticipates will or may occur in the future, including earnings per share guidance, the outlook for rig utilization and dayrates, general industry conditions including demand for drilling and customer spending and the factors affecting demand, competitive advantages including cost effective integrated solutions and technological innovation, future technological innovation, future operating results of the Company’s rigs and rental tool operations, capital expenditures, expansion and growth opportunities, asset sales, successful negotiation and execution of contracts, strengthening of financial position, increase in market share and other such matters, are forward-looking statements. Although the Company believes that its expectations stated in this release are based on reasonable assumptions, actual results may differ materially from those expressed or implied in the forward-looking statements due to certain risk factors, including the ongoing credit crisis which has created volatility in oil and natural gas prices and could result in reduced demand for drilling services. For a detailed discussion of risk factors that could cause actual results to differ materially from the Company’s expectations, please refer to the Company’s reports filed with the SEC, and in particular, the report on Form 10-K for the year ended December 31, 2008. Each forward-looking statement speaks only as of the date of this release, and the Company undertakes no obligation to publicly update or revise any forward-looking statement.

PARKER DRILLING COMPANY AND SUBSIDIARIES
Consolidated Condensed Balance Sheets

	September 30, 2009	December 31, 2008
	(Unaudited)
	(Dollars in Thousands)
ASSETS
CURRENT ASSETS
Cash and Cash Equivalents	$94,431	$172,298
Accounts and Notes Receivable, Net	196,039	186,164
Rig Materials and Supplies	28,901	30,241
Deferred Costs	6,989	7,804
Deferred Income Taxes	9,735	9,735
Other Current Assets	76,669	67,049

TOTAL CURRENT ASSETS	412,764	473,291

PROPERTY, PLANT AND EQUIPMENT, NET	702,820	675,548

OTHER ASSETS
Deferred Income Taxes	38,458	22,956
Other Assets	36,375	33,925

TOTAL OTHER ASSETS	74,833	56,881

TOTAL ASSETS	$1,190,417	$1,205,720

LIABILITIES AND STOCKHOLDERS’ EQUITY
CURRENT LIABILITIES
Current Portion of Long-Term Debt	$12,000	$6,000
Accounts Payable and Accrued Liabilities	137,483	152,528

TOTAL CURRENT LIABILITIES	149,483	158,528

LONG-TERM DEBT	413,692	435,394

LONG-TERM DEFERRED TAX LIABILITY	8,178	8,230

OTHER LONG-TERM LIABILITIES	19,719	21,396

STOCKHOLDERS’ EQUITY	599,345	582,172

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$1,190,417	$1,205,720

Current Ratio	2.76	2.99

Total Debt as a Percent of Capitalization	42%	43%

Book Value Per Common Share	$5.16	$5.13

PARKER DRILLING COMPANY AND SUBSIDIARIES
Consolidated Condensed Statements of Operations
(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2009	2008	2009	2008
	(Dollars in Thousands)		(Dollars in Thousands)
REVENUES:
International Drilling	$63,966	$92,226	$220,626	$238,885
U.S. Drilling	12,350	44,743	35,095	139,999
Project Management and Engineering Services	25,869	24,089	81,814	72,219
Construction Contract	55,325	20,421	149,642	40,501
Rental Tools	23,899	45,975	89,948	125,858

TOTAL REVENUES	181,409	227,454	577,125	617,462

OPERATING EXPENSES:
International Drilling	41,964	63,682	140,628	172,915
U.S. Drilling	10,057	21,850	34,821	65,502
Project Management and Engineering Services	19,420	21,451	63,597	61,819
Construction Contract	52,203	19,323	142,117	38,373
Rental Tools	12,232	18,166	41,438	50,014
Depreciation and Amortization	29,307	30,663	85,382	84,995

TOTAL OPERATING EXPENSES	165,183	175,135	507,983	473,618

TOTAL OPERATING GROSS MARGIN	16,226	52,319	69,142	143,844

General and Administrative Expense	(9,812)	(9,271)	(33,998)	(24,420)
Provision for Reduction in Carrying Value of Certain Assets	(2,757)	—	(2,757)	—
Gain on Disposition of Assets, Net	1,225	799	2,007	2,014

TOTAL OPERATING INCOME	4,882	43,847	34,394	121,438

OTHER INCOME AND (EXPENSE):
Interest Expense	(7,093)	(7,026)	(22,663)	(20,908)
Interest Income	435	383	895	1,121
Equity in Loss of Unconsolidated Joint Venture and Related Charges, net of tax	—	—	—	(1,105)
Other Income (Expense)	(285)	299	(365)	503

TOTAL OTHER INCOME AND (EXPENSE)	(6,943)	(6,344)	(22,133)	(20,389)

INCOME (LOSS) BEFORE INCOME TAXES	(2,061)	37,503	12,261	101,049

INCOME TAX EXPENSE (BENEFIT)
Current	1,325	14,179	14,224	13,024
Deferred	(10,480)	5,494	(15,554)	25,096

TOTAL INCOME TAX EXPENSE (BENEFIT)	(9,155)	19,673	(1,330)	38,120

NET INCOME	$7,094	$17,830	$13,591	$62,929

EARNINGS PER SHARE — BASIC
Net Income	$0.06	$0.16	$0.12	$0.57

EARNINGS PER SHARE — DILUTED
Net Income	$0.06	$0.16	$0.12	$0.56

NUMBER OF COMMON SHARES USED IN COMPUTING EARNINGS PER SHARE
Basic	113,263,123	111,756,322	112,905,172	111,243,745
Diluted	115,237,348	112,647,450	114,604,108	112,324,566

PARKER DRILLING COMPANY AND SUBSIDIARIES
Selected Financial Data
(Unaudited)

	Three Months Ended
	September 30,		June 30,
	2009	2008	2009
	(Dollars in Thousands)
REVENUES:
International Drilling	$63,966	$92,226	$79,279
U.S. Drilling	12,350	44,743	12,889
Project Management and Engineering Services	25,869	24,089	23,891
Construction Contract	55,325	20,421	77,572
Rental Tools	23,899	45,975	28,160

Total Revenues	181,409	227,454	221,791

OPERATING EXPENSES:
International Drilling	41,964	63,682	48,887
U.S. Drilling	10,057	21,850	11,628
Project Management and Engineering Services	19,420	21,451	18,283
Construction Contract	52,203	19,323	74,000
Rental Tools	12,232	18,166	12,752

Total Operating Expenses	135,876	144,472	165,550

OPERATING GROSS MARGIN:
International Drilling	22,002	28,544	30,392
U.S. Drilling	2,293	22,893	1,261
Project Management and Engineering Services	6,449	2,638	5,608
Construction Contract	3,122	1,098	3,572
Rental Tools	11,667	27,809	15,408
Depreciation and Amortization	(29,307)	(30,663)	(28,951)

Total Operating Gross Margin	16,226	52,319	27,290

General and Administrative Expense	(9,812)	(9,271)	(11,126)
Provision for Reduction in Carrying Value of Certain Assets	(2,757)	—	—
Gain on Disposition of Assets, Net	1,225	799	704

TOTAL OPERATING INCOME	$4,882	$43,847	$16,868

Marketable Rig Count Summary
As of September 30, 2009

Total
U.S. Gulf of Mexico Barge Rigs
Workover	2
Intermediate	3
Deep	10

Total U.S. Gulf of Mexico Barge Rigs	15

International Land and Barge Rigs
Asia Pacific	8
Americas	10
CIS/AME	12
Other	1

Total International Land and Barge Rigs	31

Total Marketable Rigs	46

Adjusted EBITDA
(Unaudited)
(Dollars in Thousands)

	Three Months Ended
	September 30,	June 30,	March 31,	December 31,	September 30,	June 30,	March 31,	December 31,	September 30,
	2009	2009	2009	2008	2008	2008	2008	2007	2007
Previously Reported Net Income (Loss)	$7,094	$4,391	$2,106	$(39,477)	$18,551	$22,596	$23,888	$34,571	$22,653
Restated Interest Expense, Net of Tax — Per APB 14-1	—	—	—	(724)	(721)	(699)	(686)	(670)	(562)

Restated Net Income (Loss)	7,094	4,391	2,106	(40,201)	17,830	21,897	23,202	33,901	22,091
Adjustments:
Income Tax (Benefit) Expense	(9,155)	5,079	2,746	(31,178)	19,673	13,762	4,685	(21,830)	18,803
Total Other Income and Expense	6,943	7,398	7,792	9,121	6,344	6,531	7,514	31,385	9,706
Loss/(Gain) on Disposition of Assets, Net	(1,225)	(704)	(78)	(683)	(799)	(636)	(579)	784	(543)
Impairment of Goodwill						—	—	—	100,315
Depreciation and Amortization	29,307	28,951	27,124	31,961	30,663	28,166	26,166	25,059	23,043
Provision for Reduction in Carrying Value of Certain Assets	2,757	—	—	—	—	—	—	371	1,091

Adjusted EBITDA	$35,721	$45,115	$39,690	$69,335	$73,711	$69,720	$60,988	$69,670	$74,191

Adjustments:
Non-routine Items	2,402	4,048	5,308	6,279	2,264	2,885	441	—	—

Adjusted EBITDA after Net Non-routine Items	$38,123	$49,163	$44,998	$75,614	$75,975	$72,605	$61,429	$69,670	$74,191

PARKER DRILLING COMPANY AND SUBSIDIARIES
Reconciliation of Non-Routine Items *
(Unaudited)
(Dollars in Thousands, except Per Share)

	Three Months Ending	Nine Months Ending
	September 30, 2009	September 30, 2009
Net income	$7,094	$13,591
Earnings per diluted share	$0.06	$0.12

Adjustments:
Provision for reduction in carrying value	$2,757	$2,757
DOJ investigation	2,402	11,758

Total adjustments	$5,159	$14,515
Tax effect of pre-tax non-routine adjustments	(1,806)	(5,080)
Income tax provision adjustment	(6,053)	(6,053)

Net non-routine adjustments	$(2,700)	$3,382

Adjusted net income	$4,394	$16,973

Adjusted earnings per diluted share	$0.04	$0.15

	Three Months Ending	Nine Months Ending
	September 30, 2008	September 30, 2008
Previously reported net income	$18,551	$65,035
Previously reported earnings per diluted share	$0.16	$0.58

Restated interest expense, net of tax — per APB 14-1	$(721)	$(2,106)

Restated net income	$17,830	$62,929
Restated earnings per share	$0.16	$0.56

Adjustments:
Saudi Arabia	$—	$1,105
FIN 48 tax benefit — Kazakhstan	—	(10,560)
PNG tax	—	4,127
Other FIN 48 adjustments	2,407	2,407
DOJ investigation	2,264	5,590

Total adjustments	$4,671	$2,669
Tax effect of non-routine adjustments	(899)	(2,219)

Net non-routine adjustments	$3,772	$450

Adjusted net income	$21,602	$63,379

Adjusted earnings per diluted share	$0.19	$0.56

*	Adjusted net income, a non-GAAP financial measure, excludes items that management believes are of a non-routine nature and which detract from an understanding of normal operating performance and comparisons with other periods. Management also believes that results excluding these items are more comparable to estimates provided by securities analysts and used by them in evaluating the Company’s performance.